Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full-Year 2023 Results

Significant increase in net interest income, robust loan growth, and ongoing strength in asset quality metrics highlight the year

GRAND RAPIDS, Mich., January 16, 2024 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $20.0 million, or $1.25 per diluted share, for the fourth quarter of 2023, compared with net income of $21.8 million, or $1.37 per diluted share, for the respective prior-year period. For the full-year 2023, Mercantile reported net income of $82.2 million, or $5.13 per diluted share, compared with net income of $61.1 million, or $3.85 per diluted share, for the full-year 2022.

“We are very pleased to report another year of outstanding financial results,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust operating performance was driven by a substantial increase in net interest income, which was up approximately 22 percent in 2023 compared to 2022 mainly due to a higher net interest margin and solid commercial loan and residential mortgage loan growth. As demonstrated by the continuing growth in the loan portfolio and sustained strength in asset quality metrics, our lending team remains focused on meeting the credit needs of existing clients and developing relationships with new customers while adhering to sound underwriting practices. We believe our strong overall financial condition positions us to successfully meet challenges arising from changing operating environments.”

Full-year highlights include:

●	Substantial increase in net interest income depicting net interest margin expansion and loan growth
●	Notable increases in several treasury management fee income categories
●	Strong commercial loan and residential mortgage loan growth
●	Sustained strength in commercial loan pipeline
●	Ongoing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Solid capital position
●

Announced higher first quarter 2024 regular cash dividend, representing increases of approximately 3 percent and 6 percent from the dividends paid during the fourth and first quarters of 2023, respectively

Operating Results

Total revenue, consisting of net interest income and noninterest income, was $57.0 million during the fourth quarter of 2023, down $1.5 million, or 2.6 percent, from $58.5 million during the prior-year fourth quarter. Net interest income during the fourth quarter of 2023 was $48.7 million, down $2.0 million, or 4.0 percent, from $50.7 million during the respective 2022 period as increased yields on earning assets and loan growth were more than offset by a higher cost of funds. Noninterest income totaled $8.3 million during the fourth quarter of 2023, up $0.5 million, or 6.3 percent, from $7.8 million during the fourth quarter of 2022. The increase in noninterest income reflected higher levels of virtually all fee income categories.

The net interest margin was 3.92 percent in the fourth quarter of 2023, down from 4.30 percent in the prior-year fourth quarter. The yield on average earning assets was 5.95 percent during the current-year fourth quarter, an increase from 4.95 percent during the respective 2022 period. The higher yield on average earning assets primarily resulted from an increased yield on loans. The yield on loans was 6.53 percent during the fourth quarter of 2023, up from 5.49 percent during the fourth quarter of 2022 mainly due to higher interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate in an effort to curb elevated inflation levels. The FOMC increased the targeted federal funds rate by 225 basis points during the period of November 2022 through July 2023, during which time average variable-rate commercial loans represented approximately 65 percent of average total commercial loans.

The cost of funds was 2.03 percent in the fourth quarter of 2023, up from 0.65 percent in the fourth quarter of 2022 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment, and a change in funding mix, mainly consisting of a decrease in noninterest-bearing and lower-cost deposits and an increase in higher-cost money market accounts and time deposits, driven by deposit migration and new deposit relationships.

Total revenue was $226 million during 2023, up $35.4 million, or 18.6 percent, from $190 million during 2022. Net interest income during 2023 was $194 million, up $35.3 million, or 22.3 percent, from $158 million during 2022 primarily due to an improved net interest margin and loan growth. Excluding gains on the sales of other real estate owned during 2023 and a bank owned life insurance claim in 2022, noninterest income was up $0.2 million in 2023 compared to 2022, mainly reflecting growth in credit and debit card income, interest rate swap income, bank owned life insurance income, and payroll processing fees, which more than offset lower levels of mortgage banking income and service charges on accounts.

The net interest margin was 4.05 percent in 2023, up from 3.32 percent in the prior-year. The yield on average earning assets was 5.68 percent during 2023, an increase from 3.82 percent during 2022. The higher yield on average earning assets primarily resulted from an increased yield on loans. The yield on loans was 6.25 percent during 2023, up from 4.50 percent during 2022 mainly due to higher interest rates on variable-rate commercial loans resulting from the FOMC substantially raising the targeted federal funds rate in an effort to reduce elevated inflation levels. The FOMC increased the targeted federal funds rate by 525 basis points during the period of March 2022 through July 2023, during which time average variable-rate commercial loans represented approximately 64 percent of average total commercial loans.

The cost of funds rose from 0.50 percent in 2022 to 1.63 percent in 2023 primarily due to higher costs of deposits and borrowings, stemming from the increased interest rate environment, and a change in funding mix, mainly consisting of a decrease in noninterest-bearing and lower-cost deposits and an increase in time deposits, reflecting deposit migration and new deposit relationships.

Mercantile recorded provisions for credit losses of $1.8 million and $3.1 million during the fourth quarters of 2023 and 2022, respectively. During all of 2023 and 2022, Mercantile recorded provisions for credit losses of $7.7 million and $6.6 million, respectively. The provision expense recorded during the 2023 periods primarily reflected allocations necessitated by net loan growth, slower residential mortgage loan prepayment rates and the associated extended average life of the portfolio, and changes in environmental factors reflecting heightened inherent risk in the commercial construction loan portfolio. The provision expense recorded during the 2022 periods was necessitated by the net increase in required reserve levels stemming from changes to several environmental factors that largely reflected enhanced inherent risk within the commercial loan and residential mortgage loan portfolios, loan growth, and increased specific reserves for certain distressed loan relationships. A higher reserve for residential mortgage loans reflecting slower principal prepayment rates also impacted provision expense during 2022. Economic forecasts were relatively stable during 2023 and 2022.

Noninterest income totaled $8.3 million during the fourth quarter of 2023, compared to $7.8 million during the fourth quarter of 2022. Noninterest income during 2023 was $32.1 million, representing a marginal increase from the amount recorded during 2022. Gains on sales of other real estate owned totaling $0.4 million were included in noninterest income during 2023, while a bank owned life insurance claim of $0.5 million was included in noninterest income during 2022. The increase in noninterest income during the fourth quarter of 2023 stemmed from increases in virtually all fee income categories. The higher level of noninterest income during 2023 primarily reflected increased credit and debit card income, interest rate swap income, bank owned life insurance income, and payroll processing fees, which more than offset decreased mortgage banking income and service charges on accounts. The growth in credit and debit card income and payroll servicing fees during the 2023 periods mainly resulted from the successful marketing of products and services to existing and new customers. The decline in service charges on accounts year over year reflected a higher earnings credit rate in response to the increasing interest rate environment.

Noninterest expense totaled $29.9 million during the fourth quarter of 2023, compared to $28.5 million during the prior-year fourth quarter. Noninterest expense during 2023 was $115 million, compared to $108 million during 2022. Overhead costs during the fourth quarter of 2023 included contributions to The Mercantile Bank Foundation (“Foundation”) and one-time employee benefit and facility-related costs totaling $1.1 million, while overhead costs during the fourth quarter of 2022 included a $1.0 million contribution to the Foundation. Overhead costs during 2023 included contributions to the Foundation, a loss on the sale of a former branch facility, and the aforementioned one-time employee benefit and facility-related costs totaling $1.8 million, while overhead costs during 2022 included contributions to the Foundation and a loss on the sale of a former branch facility totaling $1.8 million. Excluding these transactions, the increases in noninterest expense during the 2023 periods primarily stemmed from larger salary costs, reflecting annual merit pay increases and market adjustments, as well as lower residential mortgage loan deferred salary costs. The increases in overhead costs during the 2023 periods also resulted from higher allocations to the reserve for unfunded loan commitments and higher levels of Federal Deposit Insurance Corporation deposit insurance premiums, reflecting an increased industry-wide assessment rate, interest rate swap collateral holding costs, health insurance claims, and occupancy costs. A larger bonus accrual also contributed to the higher level of noninterest expense during the full-year 2023.

Mr. Kaminski commented, “The notable increase in net interest income during 2023 compared to the previous year primarily reflected a significantly improved net interest margin and continuing loan portfolio expansion. We are pleased with the growth in several key fee income categories, reflecting the effective marketing of treasury management products and services, and remain committed to growing in a cost-conscious manner. Overhead cost control continues to be a top priority, and we regularly review our expense structure to identify opportunities to enhance operating efficiency while continuing to provide our clients with exceptional service and a wide array of market-leading products and services to meet their banking needs.”

Balance Sheet

As of December 31, 2023, total assets were $5.35 billion, up $481 million from December 31, 2022. Total loans increased $387 million, or 9.9 percent, during 2023, mainly reflecting growth in commercial loans and residential mortgage loans of $267 million and $121 million, respectively. Commercial loans and residential mortgage loans were up $178 million and $20.6 million, respectively, during the fourth quarter of 2023. Commercial loans, which grew 8.5 percent during 2023, increased despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $44 million and $291 million during the fourth quarter and all of 2023, respectively. The payoffs and paydowns primarily stemmed from customers using excess cash flows generated within their operations to make line of credit and unscheduled term loan principal paydowns, as well as from refinancing debt on the secondary market and sales of assets. Interest-earning deposits increased $25.2 million during 2023, in large part reflecting a strategic initiative to enhance on-balance sheet liquidity.

As of December 31, 2023, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $311 million and $46 million, respectively.

Ray Reitsma, President of Mercantile Bank, noted, “We are very pleased with the strong level of commercial loan growth during 2023, especially when considering the significant amounts of full and partial paydowns that occurred during the year. Growth in commercial and industrial loans afforded members of our sales team with additional opportunities to enhance commercial banking-related fee income through the marketing of treasury management products and services and acquire local deposits. We believe future commercial loan expansion levels will continue to be solid in light of our robust loan pipeline and line availability on construction loans. The residential mortgage loan portfolio grew throughout 2023, as it did during all of 2022, despite persistent market challenges, including limited inventory levels and the higher interest rate environment.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 58 percent of total commercial loans as of December 31, 2023, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits as of December 31, 2023, were $3.90 billion, up $188 million, or 5.1 percent, from December 31, 2022. Local deposits and brokered deposits increased $19.7 million and $168 million, respectively, during 2023. Wholesale funds were $636 million, or approximately 14 percent of total funds, at December 31, 2023, compared to $308 million, or approximately 7 percent of total funds, at December 31, 2022. Wholesale funds totaling $431 million were obtained during 2023 to increase on-balance sheet liquidity and offset loan growth, seasonal deposit withdrawals, and wholesale fund maturities. Noninterest-bearing checking accounts represented approximately 32 percent of total deposits as of December 31, 2023, which is similar to pre-pandemic levels.

Asset Quality

Nonperforming assets totaled $3.6 million, or less than 0.1 percent of total assets, at December 31, 2023, compared to $5.9 million, or 0.1 percent of total assets, at September 30, 2023, and $7.7 million, or 0.2 percent of total assets, at December 31, 2022.

The level of past due loans remains nominal, and the dollar volume of loan relationships on the internal watch list declined marginally during 2023. During the fourth quarter of 2023, loan charge-offs totaled $0.1 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans. During the full-year 2023, loan charge-offs of $0.9 million slightly exceeded recoveries of prior period loan charge-offs, providing for a negligible level of net loan charge-offs.

Mr. Reitsma remarked, “Our asset quality measures stayed strong throughout 2023, demonstrating our sustained commitment to underwriting loans in a sound and vigilant manner and our borrowers’ abilities to effectively address issues stemming from the current operating environment, including higher interest rates and related increase in debt service requirements. We believe our robust loan review program and focus on early recognition and reporting of deteriorating credit relationships should position us to identify any emerging credit issues and limit the impact of such on our overall financial condition. Our residential mortgage loan and consumer loan portfolios have not exhibited any systemic credit problems, such as elevated delinquency levels, and we remain pleased with the performance of both portfolio segments.”

Capital Position

Shareholders’ equity totaled $522 million as of December 31, 2023, up $80.7 million from year-end 2022. Mercantile Bank maintained a “well-capitalized” position as of December 31, 2023, with a total risk-based capital ratio of 13.4 percent, compared to 13.7 percent as of December 31, 2022. At year-end 2023, Mercantile Bank had approximately $177 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile’s investments are categorized as available-for-sale. As of December 31, 2023, the net unrealized loss on these investments totaled $63.9 million, resulting in an after-tax reduction to equity capital of $50.5 million. Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, our excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $127 million on an adjusted basis.

Mercantile reported 16,125,662 total shares outstanding at December 31, 2023.

Mr. Kaminski concluded, “As evidenced by our Board of Directors’ declaration of an increased first quarter 2024 regular cash dividend earlier today, we remain committed to providing shareholders with meaningful cash returns on their investments while supporting sustained loan growth. We believe our robust overall financial condition, including a strong capital position, pristine asset quality metrics, solid operating performance, and significant loan origination prospects, should allow us to effectively address any issues resulting from shifting economic conditions. Our strong financial condition throughout all of 2023, along with expected loan portfolio expansion, give us confidence that solid operating results can be attained in future periods as we strive to remain a steady and profitable performer.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced fourth quarter 2023 conference call on Tuesday, January 16, 2024, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals, and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.4 billion and operates 43 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2023	2022	2021
ASSETS
Cash and due from banks	$70,408,000	$61,894,000	$59,405,000
Other interest-earning assets	60,125,000	34,878,000	915,755,000
Total cash and cash equivalents	130,533,000	96,772,000	975,160,000

Securities available for sale	617,092,000	602,936,000	592,743,000
Federal Home Loan Bank stock	21,513,000	17,721,000	18,002,000
Mortgage loans held for sale	18,607,000	3,565,000	16,117,000

Loans	4,303,758,000	3,916,619,000	3,453,459,000
Allowance for credit losses	(49,914,000)	(42,246,000)	(35,363,000)
Loans, net	4,253,844,000	3,874,373,000	3,418,096,000

Premises and equipment, net	50,928,000	51,476,000	57,298,000
Bank owned life insurance	85,668,000	80,727,000	75,242,000
Goodwill	49,473,000	49,473,000	49,473,000
Other assets	125,566,000	95,576,000	55,618,000

Total assets	$5,353,224,000	$4,872,619,000	$5,257,749,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,247,640,000	$1,604,750,000	$1,677,952,000
Interest-bearing	2,653,278,000	2,108,061,000	2,405,241,000
Total deposits	3,900,918,000	3,712,811,000	4,083,193,000

Securities sold under agreements to repurchase	229,734,000	194,340,000	197,463,000
Federal Home Loan Bank advances	467,910,000	308,263,000	374,000,000
Subordinated debentures	49,644,000	48,958,000	48,244,000
Subordinated notes	88,971,000	88,628,000	73,646,000
Accrued interest and other liabilities	93,902,000	78,211,000	24,644,000
Total liabilities	4,831,079,000	4,431,211,000	4,801,190,000

SHAREHOLDERS' EQUITY
Common stock	295,106,000	290,436,000	285,752,000
Retained earnings	277,526,000	216,313,000	174,536,000
Accumulated other comprehensive income/(loss)	(50,487,000)	(65,341,000)	(3,729,000)
Total shareholders' equity	522,145,000	441,408,000	456,559,000

Total liabilities and shareholders' equity	$5,353,224,000	$4,872,619,000	$5,257,749,000

Mercantile Bank Corporation
Fourth Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
INTEREST INCOME
Loans, including fees	$68,876,000	$53,787,000	$253,108,000	$166,848,000
Investment securities	3,312,000	2,841,000	12,704,000	10,337,000
Other interest-earning assets	1,615,000	1,650,000	5,546,000	4,654,000
Total interest income	73,803,000	58,278,000	271,358,000	181,839,000

INTEREST EXPENSE
Deposits	19,015,000	4,040,000	55,444,000	10,037,000
Short-term borrowings	781,000	141,000	2,847,000	294,000
Federal Home Loan Bank advances	3,252,000	1,595,000	11,367,000	7,125,000
Other borrowed money	2,106,000	1,845,000	8,155,000	6,139,000
Total interest expense	25,154,000	7,621,000	77,813,000	23,595,000

Net interest income	48,649,000	50,657,000	193,545,000	158,244,000

Provision for credit losses	1,800,000	3,050,000	7,700,000	6,550,000

Net interest income after provision for credit losses	46,849,000	47,607,000	185,845,000	151,694,000

NONINTEREST INCOME
Service charges on accounts	1,543,000	1,463,000	4,954,000	5,952,000
Mortgage banking income	1,766,000	1,673,000	7,595,000	8,664,000
Credit and debit card income	2,197,000	2,115,000	8,914,000	8,216,000
Interest rate swap income	1,224,000	1,141,000	3,946,000	3,488,000
Payroll services	601,000	543,000	2,509,000	2,178,000
Earnings on bank owned life insurance	276,000	368,000	1,500,000	1,678,000
Gain on sale of other real estate owned	28,000	0	419,000	0
Other income	665,000	502,000	2,306,000	1,901,000
Total noninterest income	8,300,000	7,805,000	32,143,000	32,077,000

NONINTEREST EXPENSE
Salaries and benefits	18,400,000	17,282,000	68,801,000	65,124,000
Occupancy	2,521,000	2,194,000	9,150,000	8,362,000
Furniture and equipment	871,000	792,000	3,464,000	3,614,000
Data processing costs	2,537,000	3,156,000	11,618,000	12,359,000
Charitable foundation contributions	250,000	1,005,000	666,000	1,514,000
Other expense	5,361,000	4,112,000	21,590,000	17,008,000
Total noninterest expense	29,940,000	28,541,000	115,289,000	107,981,000

Income before federal income tax expense	25,209,000	26,871,000	102,699,000	75,790,000

Federal income tax expense	5,179,000	5,068,000	20,482,000	14,727,000

Net Income	$20,030,000	$21,803,000	$82,217,000	$61,063,000

Basic earnings per share	$1.25	$1.37	$5.13	$3.85
Diluted earnings per share	$1.25	$1.37	$5.13	$3.85

Average basic shares outstanding	16,044,223	15,887,983	16,015,678	15,859,889
Average diluted shares outstanding	16,044,223	15,887,983	16,015,678	15,859,901

Mercantile Bank Corporation
Fourth Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2023	2023	2023	2023	2022
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2023	2022
EARNINGS
Net interest income	$48,649	48,961	47,551	48,384	50,657	193,545	158,244
Provision for credit losses	$1,800	3,300	2,000	600	3,050	7,700	6,550
Noninterest income	$8,300	9,246	7,645	6,952	7,805	32,143	32,077
Noninterest expense	$29,940	28,920	27,829	28,600	28,541	115,289	107,981
Net income before federal income tax expense	$25,209	25,987	25,367	26,136	26,871	102,699	75,790
Net income	$20,030	20,855	20,357	20,975	21,803	82,217	61,063
Basic earnings per share	$1.25	1.30	1.27	1.31	1.37	5.13	3.85
Diluted earnings per share	$1.25	1.30	1.27	1.31	1.37	5.13	3.85
Average basic shares outstanding	16,044,223	16,018,419	16,003,372	15,996,138	15,887,983	16,015,678	15,859,889
Average diluted shares outstanding	16,044,223	16,018,419	16,003,372	15,996,138	15,887,983	16,015,678	15,859,901

PERFORMANCE RATIOS
Return on average assets	1.52%	1.60%	1.64%	1.75%	1.75%	1.62%	1.21%
Return on average equity	16.04%	17.07%	17.23%	18.76%	20.26%	17.24%	14.07%
Net interest margin (fully tax-equivalent)	3.92%	3.98%	4.05%	4.28%	4.30%	4.05%	3.32%
Efficiency ratio	52.57%	49.68%	50.42%	51.69%	48.82%	51.08%	56.74%
Full-time equivalent employees	651	643	665	633	630	651	630

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.53%	6.37%	6.19%	5.90%	5.49%	6.25%	4.50%
Yield on securities	2.18%	2.13%	2.00%	1.95%	1.91%	2.06%	1.72%
Yield on other interest-earning assets	5.31%	5.26%	4.88%	4.18%	3.60%	5.14%	1.05%
Yield on total earning assets	5.95%	5.78%	5.61%	5.35%	4.95%	5.68%	3.82%
Yield on total assets	5.61%	5.45%	5.30%	5.06%	4.68%	5.36%	3.60%
Cost of deposits	1.94%	1.67%	1.36%	0.87%	0.42%	1.48%	0.26%
Cost of borrowed funds	3.15%	2.98%	2.90%	2.51%	2.13%	2.90%	1.96%
Cost of interest-bearing liabilities	2.96%	2.69%	2.37%	1.72%	1.10%	2.47%	0.82%
Cost of funds (total earning assets)	2.03%	1.80%	1.56%	1.07%	0.65%	1.63%	0.50%
Cost of funds (total assets)	1.91%	1.70%	1.48%	1.01%	0.61%	1.54%	0.47%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$88,187	108,602	117,563	71,991	90,794	386,343	613,779
Purchase mortgage loans originated	$75,365	93,520	100,941	56,728	79,604	326,554	479,334
Refinance mortgage loans originated	$12,822	15,082	16,622	15,263	11,190	59,789	134,445
Total saleable mortgage loans	$59,135	69,305	50,734	24,904	29,948	204,078	217,763
Income on sale of mortgage loans	$1,487	2,386	1,570	950	1,401	6,393	8,135

CAPITAL
Tangible equity to tangible assets	8.91%	8.33%	8.43%	8.61%	8.12%	8.91%	8.12%
Tier 1 leverage capital ratio	10.84%	10.64%	10.73%	10.66%	10.09%	10.84%	10.09%
Common equity risk-based capital ratio	10.07%	10.41%	10.25%	10.25%	10.08%	10.07%	10.08%
Tier 1 risk-based capital ratio	10.99%	11.38%	11.24%	11.27%	11.12%	10.99%	11.12%
Total risk-based capital ratio	13.69%	14.21%	14.03%	14.11%	14.00%	13.69%	14.00%
Tier 1 capital	$570,730	554,634	537,802	520,918	503,855	570,730	503,855
Tier 1 plus tier 2 capital	$710,905	692,252	671,323	652,509	634,729	710,905	634,729
Total risk-weighted assets	$5,192,970	4,872,424	4,784,428	4,623,631	4,533,091	5,192,970	4,533,091
Book value per common share	$32.38	30.16	29.89	29.21	27.60	32.38	27.60
Tangible book value per common share	$29.31	27.06	26.78	26.09	24.47	29.31	24.47
Cash dividend per common share	$0.34	0.34	0.33	0.33	0.32	1.34	1.26

ASSET QUALITY
Gross loan charge-offs	$53	243	461	106	72	863	292
Recoveries	$160	230	305	137	149	832	1,025
Net loan charge-offs (recoveries)	$(107)	13	156	(31)	(77)	31	(733)
Net loan charge-offs to average loans	(0.01% )	< 0.01%	0.02%	< (0.01% )	(0.01% )	< 0.01%	(0.02% )
Allowance for credit losses	$49,914	48,008	44,721	42,877	42,246	49,914	42,246
Allowance to loans	1.16%	1.17%	1.10%	1.08%	1.08%	1.16%	1.08%
Nonperforming loans	$3,415	5,889	2,099	7,782	7,728	3,415	7,728
Other real estate/repossessed assets	$200	51	661	661	0	200	0
Nonperforming loans to total loans	0.08%	0.14%	0.05%	0.20%	0.20%	0.08%	0.20%
Nonperforming assets to total assets	0.07%	0.11%	0.05%	0.17%	0.16%	0.07%	0.16%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$1	1	2	8	29	1	29
Construction	$0	0	0	0	124	0	124
Owner occupied / rental	$3,095	1,913	1,793	1,952	1,304	3,095	1,304
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$270	738	716	829	248	270	248
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$249	3,288	249	5,654	6,023	249	6,023
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$3,615	5,940	2,760	8,443	7,728	3,615	7,728

NONPERFORMING ASSETS - RECON
Beginning balance	$5,940	2,760	8,443	7,728	1,416	7,728	2,468
Additions	$2,166	4,163	273	1,323	6,368	7,925	6,770
Return to performing status	$0	0	0	(31)	0	(31)	(373)
Principal payments	$(4,402)	(166)	(5,526)	(515)	(56)	(10,609)	(1,042)
Sale proceeds	$(51)	(661)	0	0	0	(712)	0
Loan charge-offs	$(38)	(156)	(430)	(62)	0	(686)	(95)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$3,615	5,940	2,760	8,443	7,728	3,615	7,728

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,254,586	1,184,993	1,229,588	1,190,982	1,201,672	1,254,586	1,201,672
Land development & construction	$74,752	72,921	72,682	66,233	61,873	74,752	61,873
Owner occupied comm'l R/E	$717,667	671,083	659,201	630,186	639,192	717,667	639,192
Non-owner occupied comm'l R/E	$1,035,684	1,000,411	957,221	975,735	979,214	1,035,684	979,214
Multi-family & residential rental	$332,609	308,229	287,285	294,825	266,468	332,609	266,468
Total commercial	$3,415,298	3,237,637	3,205,977	3,157,961	3,148,419	3,415,298	3,148,419
Retail:
1-4 family mortgages	$837,407	816,849	795,661	757,006	716,670	837,407	716,670
Other consumer	$51,053	49,890	50,205	50,561	51,530	51,053	51,530
Total retail	$888,460	866,739	845,866	807,567	768,200	888,460	768,200
Total loans	$4,303,758	4,104,376	4,051,843	3,965,528	3,916,619	4,303,758	3,916,619

END OF PERIOD BALANCES
Loans	$4,303,758	4,104,376	4,051,843	3,965,528	3,916,619	4,303,758	3,916,619
Securities	$638,605	613,818	630,485	637,694	620,657	638,605	620,657
Other interest-earning assets	$60,125	201,436	138,663	10,787	34,878	60,125	34,878
Total earning assets (before allowance)	$5,002,488	4,919,630	4,820,991	4,614,009	4,572,154	5,002,488	4,572,154
Total assets	$5,353,224	5,251,012	5,137,587	4,895,874	4,872,619	5,353,224	4,872,619
Noninterest-bearing deposits	$1,247,640	1,309,672	1,371,633	1,376,782	1,604,750	1,247,640	1,604,750
Interest-bearing deposits	$2,653,278	2,591,063	2,385,156	2,221,236	2,108,061	2,653,278	2,108,061
Total deposits	$3,900,918	3,900,735	3,756,789	3,598,018	3,712,811	3,900,918	3,712,811
Total borrowed funds	$837,335	761,431	826,558	761,509	641,295	837,335	641,295
Total interest-bearing liabilities	$3,490,613	3,352,494	3,211,714	2,982,745	2,749,356	3,490,613	2,749,356
Shareholders' equity	$522,145	483,211	478,702	467,372	441,408	522,145	441,408

AVERAGE BALANCES
Loans	$4,184,070	4,054,279	4,017,690	3,928,329	3,887,967	4,046,815	3,706,505
Securities	$618,517	626,714	634,607	627,628	606,390	626,842	613,365
Other interest-earning assets	$118,996	208,932	64,958	31,081	179,507	106,515	445,236
Total earning assets (before allowance)	$4,921,583	4,889,925	4,717,255	4,587,038	4,673,864	4,780,172	4,765,106
Total assets	$5,224,238	5,180,847	4,988,413	4,855,877	4,949,868	5,063,693	5,054,792
Noninterest-bearing deposits	$1,281,201	1,359,238	1,361,901	1,491,477	1,722,632	1,372,840	1,694,857
Interest-bearing deposits	$2,600,703	2,466,834	2,278,877	2,184,406	2,077,547	2,384,075	2,196,026
Total deposits	$3,881,904	3,826,072	3,640,778	3,675,883	3,800,179	3,756,915	3,890,883
Total borrowed funds	$773,491	806,376	827,105	676,724	667,864	771,286	692,434
Total interest-bearing liabilities	$3,374,194	3,273,210	3,105,982	2,861,130	2,745,411	3,155,361	2,888,460
Shareholders' equity	$495,431	484,624	473,983	453,524	426,897	477,027	433,858